Exhibit 5.1

October 8, 2003

TranSwitch Corporation

Three Enterprise Drive

Shelton, CT 06484

RE: Registration Statement on Form S-3

Ladies and Gentlemen::

We are counsel to TranSwitch Corporation, a Delaware corporation (the “Company”), and have represented the Company in connection with the preparation and filing of the Company’s Registration Statement on Form S-3 (the “Registration Statement”), covering the resale to the public of up to 189,482 shares of the Company’s common stock, $.001 par value per share (the “Shares”), by certain stockholders of the Company.

We have reviewed the corporate proceedings taken by the Board of Directors of the Company with respect to the authorization and issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company’s officers all questions of fact that we have deemed necessary or appropriate.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been legally issued, and are fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Prospectus contained in the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

TESTA, HURWITZ & THIBEAULT, LLP